Exhibit 99.2

                                CHERYLE HAMILTON
                             15037 S.E. 171ST STREET
                                RENTON, WA 98058


November 1, 1998


Dear Fellow Board Members,

         It is with great thought and consideration that I hereby tender my resignation from the Board of Directors of Wade Cook Financial, Inc. I have for sometime been laboring with the differences between my views of how Wade Cook Financial should be lead and how Wade Cook viewed the direction of this company. Wade and I differed frequently in our opinions about the type of major commitments we should make as a corporation and the direction and financial culpability of the company. It is no possible for someone of differing views or opinions to serve on this Board, particularly when employed by the company, without risking their employment, as was recently evidenced by my dismissal, and that of others.

         Good luck in your pursuit of taking this company into the next millennium.

Sincerely,

/s/ Cheryle Hamilton
Cheryle Hamilton